Exhibit 8.1

Consolidated Subsidiaries	Country of Incorporation	Name under which subsidiary or equity investee does business
Global Bilgi Pazarlama Danışmanlık ve Çağrı Servisi Hizmetleri A.Ş.	Turkey	Turkcell Global Bilgi
Turktell Bilişim Servisleri A.Ş.	Turkey	Turktell
Superonline İletişim Hizmetleri A.Ş.	Turkey	Turkcell Superonline
Turkcell Satış ve Dijital İş Servisleri A.Ş.	Turkey	Turkcell Satış
Turkcell Teknoloji Araştırma ve Geliştirme A.Ş.	Turkey	Turkcell Teknoloji
Kule Hizmet ve İşletmecilik A.Ş.	Turkey	Global Tower
Rehberlik Hizmetleri Servisi A.Ş.	Turkey	Rehberlik Hizmetleri
Turkcell Ödeme ve Elektronik Para Hizmetleri A.Ş.	Turkey	Turkcell Ödeme ve Elektronik Para Hizmetleri A.Ş.
İnteltek İnternet Teknoloji Yatırım ve Danışmanlık Ticaret A.Ş.	Turkey	Inteltek
Turkcell Gayrimenkul Hizmetleri A.Ş.	Turkey	Turkcell Gayrimenkul
Beltel Telekomünikasyon Hizmetleri A.Ş.	Turkey	Beltel
Turkcell Finansman A.Ş.	Turkey	Turkcell Finansman (or Financell)
Turkcell Enerji Çözümleri ve Elektrik Satis Ticaret A.Ş	Turkey	Turkcell Enerji
Kıbrıs Mobile Telekomünikasyon Limited Şirketi	Turkish Republic of Northern Cyprus	Kibris Telekom
East Asian Consortium B.V.	Netherlands	Eastasian
Lifecell Ventures Cooperatief U.A.	Netherlands	Lifecell Ventures
Belarusian Telecommunication Network CJSC	Republic of Belarus	Belarus Telecom
Beltower LLC	Republic of Belarus	Beltower
Lifetech LLC	Republic of Belarus	Lifetech
Lifecell LLC	Ukraine	lifecell
UkrTower LLC	Ukraine	Kule Ukrayna
Global Bilgi LLC	Ukraine	Global Ukrayna
Turkcell Sigorta Aracılık Hizmetleri A.Ş.	Turkey	Turkcell Sigorta
Turkcell Europe GmbH	Germany	Turkcell Europe
Paycell LLC	Ukraine	Paycell
Lifecell Digital Limited	Turkish Republic of Northern Cyprus	Lifecell Digital
Turkcell Özel Finansman A.Ş	Turkey	Turkcell Ozel Finansman

Associates
Fintur Holdings B.V.	Netherlands	Fintur
Türkiye’nin Otomobil Girişim Grubu Sanayi ve Ticaret A.Ş	Turkey	Türkiye’nin Otomobili

Joint Venture
Sofra Kurumsal ve Ödüllendirme Hizmetleri A.Ş	Turkey	Sofra

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